UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 10, 2008 (October 8, 2008)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A)	Execution of Loan Agreement

On October 8, 2008 (the “Effective Date”), Morgantown Mall Associates Limited Partnership (“Morgantown”), an affiliate of Glimcher Realty Trust (the “Registrant”), executed a Loan Agreement (the “Agreement”) with First Commonweatlh Bank (the “Lender”) to borrow Forty Million Dollars ($40,000,000) from the Lender (the “Loan”).  As further discussed below, the Loan is secured by a first lien mortgage on Morgantown Mall, a regional mall located in Morgantown, WV (the “Mall”).

Under the Agreement, the maturity date for the Loan is October 13, 2011 (the “Maturity Date”), provided that Morgantown shall have two (2) separate options to extend the Maturity Date by twelve (12) months (the “Term”).  Under the Agreement, Morgantown may exercise its right to extend the Maturity Date if Morgantown: (i) provides proper notice of its election to the Lender; (ii) has no continuing or existing defaults or events of default under the Agreement; (iii) pays an extension fee equal to twenty-five (25) basis points (0.25%) of the outstanding amount under the Loan at the time of the extension; (iv) satisfies certain ratios under the Agreement relating to the outstanding Loan amount and Morgantown’s net operating income; (v) has not received a notice from a Mall anchor tenant of its election not to renew its lease; and (vi) has not permitted an additional encumbrance to exist upon the Mall, including the underlying real property and any improvements (the “Mall Property”). The initial interest rate for the Loan was One-Month LIBOR plus 3.50% per annum, but Morgantown has executed an interest rate protection agreement to fix the Loan’s interest rate at 6.52% per annum during the first two years of the Term. The Agreement requires Morgantown to make periodic payments of principal and interest on the amount outstanding under the Loan pursuant to a 25-year amortization schedule.  The Agreement also permits Morgantown to make voluntarily prepayments of the Loan in whole or in part prior to the end of the Term without any penalty payment and only subject to Morgantown reimbursing the Lender for any LIBOR breakage costs associated with the prepayment.

The Lender has received executed loan participation agreements from four (4) financial institutions for the purpose of syndicating Twenty-Five Million Dollars ($25,000,000) of the Loan amount.  The syndicate financial institutions are First United Bank and Trust, AmeriServ Financial, Fidelity Bank, and Allegheny Valley Bank (collectively, the “Banks”).  None of the Banks are parties to the Agreement.  The Loan is evidenced by a promissory note and secured by a first priority mortgage on the Mall and an assignment of the Mall’s leases and rents.  The Agreement contains default provisions customary for transactions of this nature.  As of the Effective Date, neither the Lender nor any of the Banks has any other financing arrangements or contractual relationships with the Registrant or any of its affiliates other than the transaction discussed herein.  A copy of the press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1.

B)	Execution of Guaranty

In connection with the execution of the Agreement, Glimcher Properties Limited Partnership (“GPLP”), an affiliate of the Registrant, executed a Limited Guaranty and Suretyship Agreement (the “Guaranty”) with Lender, dated as of the Effective Date.  Under the Guaranty, GPLP provides a payment guaranty for Morgantown’s obligations under the Agreement up to Twenty Million Dollars ($20,000,000).   Also under the Guaranty, GPLP provides an additional guaranty separate from the above-described payment guaranty for:  (i) Mall tenant security deposits, Mall rents, condemnation awards, or insurance proceeds received by Morgantown and not paid to Lender following an event of default as defined in the Agreement, (ii) losses incurred by reason of fraud, misrepresentation, or bad faith by Morgantown or GPLP, (iii) the Lender’s costs incurred by enforcing or collecting under the Guaranty, (iv) losses, claims or causes of action under the Environmental Indemnity Agreement executed by Morgantown and GPLP, and (v) losses due to intentional waste of all or a part of the Mall Property.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Item 9.01 Exhibits.

(d)	Exhibits

99.1	Press Release of Glimcher Realty Trust, dated October 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: October 10, 2008	Kim A. Rieck Kim A. Rieck Senior Vice President, General Counsel & Secretary